TRANSAMERICA FUNDS

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

AEGON USA INVESTMENT MANAGEMENT, LLC

THIS AMENDMENT is made as of March 1, 2023, to the Sub-Advisory Agreement dated as of March 22, 2011, as amended, (the “Agreement”) between Transamerica Asset Management, Inc. and Aegon USA Investment Management, LLC.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

FUNDS	SUB-ADVISER COMPENSATION[1]
Transamerica Balanced II	0.12% of the first $1 billion; and
0.05% in excess of $1 billion.[2]
Transamerica Bond	0.12% of the first $250 million;
0.10% over $250 million up to $500 million;
0.08% over $500 million up to $1 billion; and
0.075% in excess of $1 billion.[3]
Transamerica Core Bond	0.12% of the first $1 billion; and
(formerly Transamerica	0.05% over $1 billion.[2]
Intermediate Bond)
Transamerica Floating Rate	0.18% of the first $1 billion;
0.17% over $1 billion up to $1.5 billion;
0.16% over $1.5 billion up to $2 billion; and
0.15% over $2 billion.
Transamerica High Yield Bond	0.35% of the first $20 million;
0.24% over $20 million up to $40 million;
0.19% over $40 million up to $125 million; and
0.14% over $125 million.[4]
Transamerica High Yield ESG	0.35% of the first $20 million;
0.24% over $20 million up to $40 million;
0.19% over $40 million up to $125 million; and
0.14% over $125 million[4]
Transamerica Multi-Managed	0.12% of the first $1 billion; and
Balanced	0.05% over $1 billion.[2]
Transamerica Short-Term Bond	0.19% of the first $250 million;
0.16% over $250 million up to $500 million;
0.14% over $500 million up to $1 billion; and
0.13% in excess of $1 billion.

Transamerica Sustainable Bond	0.12% of the first $250 million;
0.10% over $250 million up to $500 million;
0.08% over $500 million up to $1 billion; and
0.075% in excess of $1 billion.

[1]	As a percentage of average daily net assets on an annual basis.

[2]

The average daily net assets for the purpose of calculating sub-advisory fees will be determined based on the aggregate average daily net assets of (i) Transamerica Core Bond (formerly Transamerica Intermediate Bond) and the portions of assets of Transamerica Balanced II and Transamerica Multi-Managed Balanced that are sub-advised by Aegon USA Investment Management, LLC (“AUIM”), each a series of the Trust, (ii) Transamerica Aegon Core Bond VP and the portion of assets of Transamerica Multi-Managed Balanced VP that are sub-advised by AUIM, each a series of Transamerica Series Trust, and (iii) the portions of assets of Balanced Ret Opt and Bond Ret Opt that are advised by AUIM, each a separately managed account of Transamerica Life Insurance Company.

[3]

The average daily net asset for the purpose of calculating sub-advisory fees will be determined based on the aggregate average daily net assets of (i) Transamerica Bond, a series of the Trust, and (ii) Transamerica Aegon Bond VP, a series of Transamerica Series Trust.

[4]

The average daily net assets for the purpose of calculating sub-advisory fees will be determined based on the aggregate average daily net assets of (i) Transamerica High Yield Bond and Transamerica High Yield ESG, each a series of the Trust, and (ii) Transamerica Aegon High Yield Bond VP, a series of Transamerica Series Trust.

In all other respects, the Agreement dated as of March 22, 2011, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of March 1, 2023.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:

Name:	Christopher A. Staples

Title:	Senior Vice President

AEGON USA INVESTMENT MANAGEMENT, LLC

By:

Name:	Dustin Boxa

Title:	Treasurer